EXHIBIT 99.1
News Release

Contacts:
Media – Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors – Roger K. Newport, Executive Vice President, Finance and Chief Financial Officer (513) 425-5270

AK Steel to Produce Next-Generation Advanced High Strength Steels

West Chester, OH, June 1, 2015 - AK Steel (NYSE: AKS) today announced plans to introduce one of the first commercially available Next-Generation Advanced High Strength Steels in the world. The new technology produces significantly improved formability at higher ultimate tensile strength levels, which provides automotive customers greater opportunities for lightweighting.
The $29 million project includes modifying the current Hot Dip Galvanizing Line (HDGL) at AK Steel’s Dearborn Works, using new process technology to produce both coated and cold-rolled Next- Generation Advanced High Strength Steels on the same line. Modification of the HDGL is expected to be completed by the Fall of 2016, with new products being shipped to customers by early 2017.
“We are excited to take this major step forward to provide Next-Generation Advanced High Strength Steels that meet our customers’ needs,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “These new process and product technologies will enable us to introduce a family of steels that have improved formability, and give automakers greater flexibility and improved safety performance to lightweight their vehicles. By working closely with our customers, we are taking this strategic step forward to design and produce outstanding products to help them meet Corporate Average Fuel Economy (CAFE) standards,” Mr. Wainscott said.
Dearborn Works was selected for this project due to the configuration of its existing galvanizing line and state of the art technology. Commissioned in 2011, the HDGL allows for efficient modifications to produce these Next-Generation Advanced High Strength Steels. The modifications enable AK Steel to install the new technology to produce coated and cold-rolled products at a fraction of the cost of a new production line.
AK Steel acquired Dearborn Works, located in Dearborn, Michigan, in September of 2014. The acquisition has helped strengthen AK Steel as a premier North American steel manufacturer and enhanced the company’s ability to serve customers with increased size, scale and operational flexibility.
Separately, in February of 2015, AK Steel announced plans to build a new, $36 million world-class Research and Innovation Center in Middletown, Ohio. The new facility will be customer-focused, providing advanced technical support to AK Steel’s valued customers, and enhance the company’s capabilities to bring new products to the marketplace, including new Stainless Steels, High Efficiency Electrical Steels, as well as Next-Generation Advanced High Strength Steels when it opens in late 2016.

Safe Harbor Statement
The statements in this release reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements. These forward-looking statements reflect the current belief and judgment of the company’s management, but are not guarantees of future performance or outcomes.
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They are based on a number of assumptions and estimates that are inherently subject to economic, competitive, regulatory, and operational risks, uncertainties and contingencies that are beyond the company’s control, and upon assumptions with respect to future business decisions and conditions that are subject to change. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that actual events or performance will differ materially from such predictions as a result of certain risk factors including adverse effects on the company’s operations and/or financial results related to Magnetation’s bankruptcy; reduced selling prices, shipments and profits associated with a highly competitive industry with excess capacity; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers; reduced demand in key product markets due to competition from aluminum or other alternatives to steel; increased global steel production and imports; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations and related laws and regulations; not timely reaching new labor agreements; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; conditions in the financial, credit, capital or banking markets; the company’s use of derivative contracts to hedge commodity pricing volatility; ongoing challenges faced by Magnetation; inability to fully realize benefits of long-term cost savings initiatives; inability to hire or retain skilled labor and experienced manufacturing and mining managers; information technology security threats and cybercrime; failure to achieve the estimated synergies and other expected benefits of the acquisition of Severstal Dearborn, LLC and/or to integrate it successfully; as well as those risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. The Company disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.
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